As filed with the Securities and Exchange Commission on December 30, 2020

Registration No. 333-205639

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSOL Coal Resources LP

(Exact name of registrant as specified in its charter)

Delaware	47-3445032
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 CONSOL Energy Drive, Suite 100 Canonsburg, Pennsylvania	15317
(Address of principal executive offices)	(Zip Code)

CNX COAL RESOURCES LP 2015 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Martha A. Wiegand

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(724) 416-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson

Nick S. Dhesi

Latham & Watkins LLP

811 Main Street Suite 3700

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to Registration Statement No. 333-205639 on Form S-8 (the “Registration Statement”), filed by CONSOL Coal Resources LP (formerly known as CNX Coal Resources, LP), a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission (the “SEC”) on July 13, 2015, pertaining to the registration of 2,300,000 common units representing limited partner interests of the Partnership (“Common Units”) under the CNX Coal Resources LP 2015 Long-Term Incentive Plan.

On November 2020, CONSOL Energy Inc., a Delaware corporation (“Parent”) and the owner of approximately 60.7% of the total Common Units outstanding prior to completion of the Merger (as defined herein), delivered a written consent approving the adoption of that certain Agreement and Plan of Merger, dated as of October 22, 2020 (the “Merger Agreement”), by and among Parent, Transformer LP Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Holdings”), Transformer Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Merger Sub”), the Partnership and CONSOL Coal Resources GP LLC, a Delaware limited liability company and the general partner of the Partnership, and the transactions contemplated by the Merger Agreement, including the Merger, for and on behalf of the limited partners of the Partnership. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Partnership (the “Merger”), with the Partnership continuing and surviving as an indirect, wholly owned subsidiary of Parent following the Merger.

The Merger became effective on December 30, 2020, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. In connection with the completion of the Merger, the Partnership terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration all of such securities of the Partnership registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Canonsburg, Commonwealth of Pennsylvania, on December 30, 2020.

CONSOL COAL RESOURCES LP

By: CONSOL Coal Resources GP LLC, its general partner

By:	/s/ Miteshkumar B. Thakkar
Miteshkumar B. Thakkar
Chief Financial Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.